SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Cerner Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2006
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Cerner Corporation (the “Company”) to be held at 10:00 a.m., local time, on May 26, 2006, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.
Details of the business to be conducted at the Annual Meeting of Shareholders are given in the attached Notice of Annual Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders. We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed Proxy Card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
The prompt return of your Proxy in the enclosed postage prepaid envelope will help ensure that as many shares as possible are represented.
Very truly yours,
CERNER CORPORATION

Neal L. Patterson
Chairman of the Board of Directors and
Chief Executive Officer

CERNER CORPORATION
2800 Rockcreek Parkway
North Kansas City, Missouri 64117
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 26, 2006
TO OUR SHAREHOLDERS:
     The Annual Meeting of Shareholders of Cerner Corporation will be held on May 26, 2006, at 10:00 a.m. local time, at our corporate headquarters, 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, at The Cerner Round auditorium in the Cerner Vision Center, for the following purposes:
1.	The election of two directors, each to serve for a three year term;

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2006;

3.	The re-approval of the Cerner Corporation Performance-based Compensation Plan; and

4.	Any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof.
     These items are more fully described in the following pages, which are made part of this notice.
     The holder of record of each share of our common stock at the close of business on March 31, 2006 is entitled to receive notice of and to vote at the Annual Meeting of Shareholders or any adjournment or postponement of the meeting. Shares of common stock can be voted at the Annual Meeting of Shareholders only if the holder is present in person or by valid proxy. The Board of Directors of Cerner Corporation solicits you to sign, date and promptly mail the Proxy Card in the enclosed postage prepaid envelope or to vote your shares by telephone or the Internet, regardless of whether or not you intend to be present at the Annual Meeting of Shareholders. You are urged, however, to attend the Annual Meeting of Shareholders.
     A copy of our Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed. The Annual Report is not part of our proxy soliciting material.
BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary
You may vote your shares by telephone, via the Internet or by mail by following the instructions on your Proxy Card. If you vote by telephone or via the Internet, you should not return your Proxy Card. If you choose to vote by mail, please sign, date and return the Proxy Card in the envelope provided. The Proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may choose to vote your shares in person, and the Proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

PROXY STATEMENT

Page
GENERAL INFORMATION	1
INFORMATION CONCERNING DIRECTORS	4
MEETINGS OF THE BOARD AND COMMITTEES	6
Committees of the Board	6
Nomination Process and Shareholder Access to Directors	7
Director Compensation	7
AUDIT COMMITTEE REPORT	8
Guidelines of Cerner Corporation’s Audit Committee For Pre-Approval of Independent Auditor Services	9
COMPENSATION COMMITTEE REPORT	10
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	13
NOMINATING, GOVERNANCE & PUBLIC POLICY COMMITTEE REPORT	13
EXECUTIVE COMPENSATION	14
Summary Compensation Table	14
Stock Option Plans	15
Option Grants in Last Fiscal Year	15
Aggregated Option Exercises in Last Year and December 31, 2005 Option Values	16
Employment Contracts, Termination of Employment and Change-of-Control Arrangements	16
CERTAIN TRANSACTIONS	17
STOCK PRICE PERFORMANCE GRAPH	18
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934	19
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	20
FINANCIAL STATEMENTS	21
PROPOSAL NO. 1 ELECTION OF DIRECTORS	22
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23
Audit and Non-Audit Fees	23
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23
PROPOSAL NO. 3 RE-APPROVAL OF THE COMPANY’S QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN FOR THE CORPORATION’S EXECUTIVE OFFICERS FOR PURPOSES OF COMPLYING WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE	24
General Description of the Plan	24
Purpose	25
General Feature	25
Executive Feature	25
Tax Law Requiring Shareholder Approval	25
Operation of the Executive Feature	26
Maximum Payments	26
Certification	27
Approval of the Cerner Corporation Performance-based Compensation Plan	27
SHAREHOLDER PROPOSALS	28
OTHER MATTERS	28

CERNER CORPORATION PERFORMANCE-BASED COMPENSATION PLAN	Annex-1

CERNER CORPORATION
2800 Rockcreek Parkway
North Kansas City, Missouri 64117

PROXY STATEMENT

2006 ANNUAL MEETING OF SHAREHOLDERS
MAY 26, 2006
This Proxy Statement, which is being mailed on or about April 17, 2006, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cerner Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Shareholders of the Company to be held on May 26, 2006, commencing at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any adjournment thereof (the “Annual Meeting”). Your vote is very important. For this reason, the Board is requesting that you allow your Common Stock to be represented at the Annual Meeting of Shareholders by the persons named as proxies on the enclosed proxy card.
GENERAL INFORMATION

Who can vote?	You are entitled to vote your outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”) if our records showed that you held your shares as of March 31, 2006, the record date for our meeting. At the close of business on that date, 77,407,122 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?	If your Common Stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from it that you must follow in order to have your shares voted.

If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone or over the Internet. To vote by mail, you may instruct the persons named as proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 11:59 p.m. (CT) on May 25, 2006. The enclosed Proxy Card contains instructions for telephone and Internet voting. Of course, you can always come to the meeting and vote your shares in person.

How may I revoke my proxy instructions?	If you vote your shares, and later desire to change your vote (prior to the Annual Meeting), you may revoke your proxy instructions by any of the following procedures:

1. Send us another signed proxy with a later date;

2. Send a letter to our Corporate Secretary revoking your proxy before your Common Stock has been voted by the persons named as proxies at the Annual Meeting; or

3. Attend the Annual Meeting and vote your shares in person.

How are votes counted?	The Annual Meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any others matters to be presented at the Annual Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

What is a broker non-vote?	A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal which the broker or other nominee lacks discretionary authority.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors and ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm even if the broker does not receive voting instructions from you. Your broker may not vote your shares on the proposal relating to the re-approval of the Cerner Corporation Performance-based Compensation Plan absent instructions from you; without your voting instructions on this proposal a broker non-vote will occur.

May I attend the Annual Meeting?	If you were a holder of record on the record date, March 31, 2006, you may attend and vote at the Annual Meeting. If you plan to attend the Annual Meeting, please indicate this when you vote. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from your bank or broker.

What vote is required?	A plurality of the votes cast is required for the election of Directors. Therefore, if you do not vote for a nominee or you elect to withhold authority to vote for any nominee on your Proxy Card, your vote will not count for or against any nominee. No shareholder may vote in person or by proxy for greater than two nominees at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The proposals to ratify the appointment of KPMG LLP as our independent registered public accounting firm and to re-approve the Cerner Corporation Performance-based Compensation Plan will each be adopted upon the affirmative vote of the majority of shares voting on the proposal. Abstentions are treated as votes “Against” the proposal.

How does the Board	The Board recommends a vote:
recommend that I vote?
•	For all nominees for Director;
•	For the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2006; and
•	For the re-approval of the Cerner Corporation Performance-based Compensation Plan.

Who pays the cost of this proxy solicitation?	The Company is paying the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our Directors, officers and associates, for which they will not be paid.

We have engaged ADP Investor Communication Services as paid solicitors in connection with the Annual Meeting. ADP will be paid to solicit proxies and distribute proxy materials to nominees, brokers and institutions. The anticipated cost of such services is approximately $25,000.

Who should I call if I have questions?	If you have questions about the Annual Meeting or voting, please call our Corporate Secretary, Randy Sims, at (816) 201-2556.

INFORMATION CONCERNING DIRECTORS
Our Board consists of eight persons, divided into three classes serving staggered terms of three years. The terms of our two Class II directors will expire at this year’s Annual Meeting (if re-elected, their new terms will expire at the 2009 annual meeting). The terms of the Class I and Class III Directors will expire at the 2008 and 2007 annual meetings, respectively. The Board has determined that all six current non-employee members of the Board are independent directors as required by the Securities and Exchange Commission (SEC) and The NASDAQ Stock Market. The names of the Company’s Directors and information about them are set forth below.

CLASS I
John C. Danforth
(Age 69)
    Member of the:
    • Compensation Committee
    • Nominating, Governance &
       Public Policy Committee

Mr. Danforth was a Director of the Company from May 1996 through June 2004 when he resigned to serve as Ambassador to the United Nations, where he served from July 2004 through January 2005. Mr. Danforth was re-appointed by the Board as a Director of the Company in February 2005. Mr. Danforth represented the State of Missouri in the U.S. Senate for 18 years until 1994 and served as a Director of The Dow Chemical Company and MetLife, Inc. until June 2004. Mr. Danforth is presently a partner in the law firm of Bryan Cave LLP; an advisory member of the Board of Trustees of Eisenhower Medical Center; and, serves as a Director of Greenhill & Co., Inc.

Neal L. Patterson
(Age 56)
Mr. Patterson has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Patterson has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Patterson also served as President of the Company from March 1999 until August 1999.

William D. Zollars
(Age 58)
    Member of the:
    • Audit Committee
    • Compensation Committee
Mr. Zollars has been a Director of the Company since May 2005. He is currently the Chairman, President and Chief Executive Officer of YRC Worldwide, which position he has held since November 1999. Prior to 1999, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars spent time with Eastman Kodak in various executive positions. Mr. Zollars serves on the boards of the following public companies: YRC Worldwide, ProLogis and CIGNA Corporation. Mr. Zollars also serves: on the boards of The Midwest Research Institute, National Association of Manufacturers, Heart of America United Way, American Trucking Associations, The Civic Council of Greater Kansas City, the American Royal Association, The Carlson School of Management at the University of Minnesota and the Business Roundtable.

CLASS II
Clifford W. Illig
(Age 55)

Mr. Illig has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Illig served as Chief Operating Officer of the Company for more than five years until October 1998 and as President of the Company for more than five years until March 1999. Mr. Illig has served as Vice Chairman of the Board of Directors since March 1999.

William B. Neaves, Ph.D.
(Age 63)
    Member of the:
    • Audit Committee
    • Compensation Committee
    • Nominating, Governance &
       Public Policy Committee
       (Chairman)
Dr. Neaves has been a Director of the Company since March 2001. Dr. Neaves has been President, Chief Executive Officer, and member of the Board of Directors of The Stowers Institute for Medical Research since June 2000. For twenty years prior to 2000, he served in succession as Dean of Southwestern Graduate School, Dean of Southwestern Medical School, and Chief Academic Officer and holder of the Wildenthal Distinguished Chair in Biomedical Science at the University of Texas Southwestern Medical Center. He is presently a member of the Board of Directors of Midwest Research Institute, the Board of Trustees of Washington University in St. Louis, and the National Council of the Washington University School of Medicine.

CLASS III
Gerald E. Bisbee, Jr., PhD.
(Age 63)
     Member of the:
    • Audit Committee
       (Chairman)
    • Compensation Committee
    • Nominating, Governance &
       Public Policy Committee

Dr. Bisbee has been a Director of the Company since February 1988. Dr. Bisbee is Chairman, President and Chief Executive Officer of ReGen Biologics, Inc. (ReGen), which develops, manufactures and markets orthopaedic tissue repair products worldwide. He was a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002. He was Chief Executive Officer of Aros from December 1989 to November 1997. Dr. Bisbee was also appointed Secretary of Aros in December 2000. In June 2002, ReGen and Aros merged.

Nancy-Ann DeParle
(Age 49)
    Member of the:
    • Audit Committee
    • Compensation Committee
Ms. DeParle has been a Director of the Company since May 2001. Ms. DeParle is a Senior Advisor to JPMorgan Partners, LLC and an Adjunct Professor of Health Care Systems at the Wharton School of the University of Pennsylvania. She also serves as a Commissioner on the Medicare Payment Advisory Commission (MedPAC), which advises Congress on Medicare payment and policy issues. She was Administrator of the Health Care Financing Administration (HCFA, now the Centers for Medicare and Medicaid Services) from 1997 to October 2000 and a Fellow of the Institute of Politics and the Interfaculty Health Policy Forum at Harvard University from October of 2000 to the Spring of 2001. As HCFA Administrator, Ms. DeParle was a key health policy advisor to President Clinton and directed the Medicare, Medicaid and State Children’s Health Insurance programs. Before joining HCFA, she served as Associate Director for Health and Personnel at the White House Office of Management and Budget from 1993 to 1997. She has also worked as a lawyer in private practice and served as the Commissioner of the Tennessee Department of Human Services. Ms. DeParle is a Director of DaVita, Inc., Guidant Corporation and Triad Hospitals, Inc.

Michael E. Herman
(Age 64)
    Member of the:
    • Compensation Committee
       (Chairman)
Mr. Herman has been a Director of the Company since May 1995. He was President of the Kansas City Royals Baseball Club from 1992 to 2000. He was President of the Kauffman Foundation from 1985 to 1990 and Chairman of its Finance and Investment Committee from 1990 to 1999. Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories, Inc. from 1974 to 1990. He is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. Mr. Herman is presently a Director of Santarus, Inc. and Senomyx, Inc.

MEETINGS OF THE BOARD AND COMMITTEES
The Board has established Audit, Compensation and Nominating, Governance & Public Policy Committees. The Board has adopted a written charter for each of these Committees. The full text of each charter and the Company’s Corporate Governance Guidelines are available on the Company’s website located at www.Cerner.com. The Board does not have an Executive Committee. During 2005, the Board held four regular meetings, the Audit Committee held eleven meetings, the Compensation Committee held four meetings and the Nominating, Governance & Public Policy Committee held two meetings. Each Director attended at least 75% of the total meetings of the Board and the Board committees on which the Director served during the fiscal year.
The Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Exchange Act. Under applicable NASDAQ rules, a Director of the Company will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the following Directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules: Gary E. Bisbee, Jr., Ph.D.; John C. Danforth; Nancy-Ann DeParle; Michael E. Herman; William B. Neaves, Ph.D.; and, William D. Zollars.
Pursuant to the Company’s Corporate Governance Guidelines, all Directors who are up for election are expected to attend the Annual Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the Annual Meeting as well. All of our current Directors, including the Directors up for re-election this year, attended the 2005 Annual Meeting of Shareholders.
The independent Directors generally hold executive sessions at each regularly scheduled Board meeting without management present and may hold additional executive sessions as they determine appropriate.
Committees of the Board
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and The NASDAQ Stock Market Marketplace Rules for audit committees. In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board has determined that Gerald E. Bisbee, Jr., Ph.D, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the SEC.
The Compensation Committee reviews and approves our compensation policies and practices, establishes compensation for Directors, evaluates Mr. Patterson’s performance and establishes compensation accordingly, reviews and approves the compensation of other executive officers, and approves major changes in our benefit plans and compensation philosophy.
The Nominating, Governance & Public Policy Committee provides assistance and recommendations to the Board, the Chairman and the Chief Executive Officer of the Company in the areas of: (a) Board membership nomination, committee membership selection and rotation practices, (b) evaluation of the overall effectiveness of the Board and review and consideration of developments in corporate governance practices, and (c) current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image. The Chairman of the Nominating, Governance & Public Policy Committee presides at all executive session meetings of the independent Directors.

Nomination Process and Shareholder Access to Directors
Nominees may be suggested by Directors, members of management, shareholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board, the Nominating, Governance & Public Policy Committee considers, in addition to the requirements set out in our Corporate Governance Guidelines and the Nominating, Governance & Public Policy Committee Charter, quality of experience, the needs of the Company and the range of talent and experience represented on the Board.
In its assessment of each potential candidate, the Nominating, Governance & Public Policy Committee will conduct a background evaluation and review the nominee’s: judgment; character and integrity; experience in business, healthcare, information technology, government and in areas that are relevant to our global activities; independence; understanding of our business or other related industries; and, such other factors the Nominating, Governance & Public Policy Committee determines are pertinent in light of the current needs of the Board. The Nominating, Governance & Public Policy Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities. The Nominating, Governance & Public Policy Committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for Director.
The Nominating, Governance & Public Policy Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating, Governance & Public Policy Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Nominating, Governance & Public Policy Committee in care of the Company’s Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the Nominating, Governance & Public Policy Committee. In addition, shareholders may submit Director nominations to the Company in accordance with the procedures described below in “Shareholder Proposals”.
The Board provides a process for shareholders to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis.
Director Compensation
During 2005, non-employee Directors of the Company received a $25,000 annual cash retainer and $2,500 for each Board meeting attended, plus reimbursement for expenses incurred in connection with attendance at Board meetings. The Chairman of the Audit Committee received $2,000 for each Audit Committee meeting attended as Chairman, the Chairman of the Compensation Committee received $1,600 for each Compensation Committee meeting attended as Chairman, and the Chairman of the Nominating, Governance & Public Policy Committee received $1,200 for each such Committee meeting he attended as Chairman. Each Committee member received $1,000 for each Committee meeting attended. All Chairman and Committee member fees were paid at fifty percent (50%) of such rates for attendance at telephonic Committee meetings. During 2005, cash payments, excluding expense reimbursements, were $60,000 to Dr. Bisbee, $46,500 to Ms. DeParle, $9,750 to Jeff C. Goldsmith (who was a Director for the Company through May 27, 2005), $41,400 to Mr. Herman, $50,100 to Mr. Neaves and $32,250 to Mr. Zollars. Mr. Danforth was entitled to receive $37,000 cash compensation in 2005 based on the above described annual cash retainer and Board and Committee meetings fees; however, in lieu of cash, Mr. Danforth is compensated in the form of usage of planes owned by or under contract to the Company.
Each non-employee Director that is appointed or elected to the Board on or after May 2004, receives a grant of 2,500 shares of restricted stock upon such initial appointment/election that will vest in equal amounts each year over a three year term, provided the individual remains a Director of the Company. John C. Danforth and William D. Zollars each received their initial appointment/election grant of 2,500 shares of restricted stock in April 2005 and June 2005, respectively. These grants will vest pro rata over a three year period as set forth above.

Each non-employee Director that is elected or re-elected to the Board on or after May 2004 also receives a grant of 2,500 shares of restricted stock of the Company for each year of service on the Board. In June 2005, pursuant to this Board compensation program, 2,500 shares of restricted stock of the Company were granted to each of Mr. Bisbee, Mr. Danforth, Ms. DeParle, Mr. Herman and Mr. Zollars. The restricted stock grants will vest in May 2006 at the completion of the one year of Board services for which they were granted.
AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Audit Committee of the Company is currently composed of four independent members of the Board of Directors (all of whom meet the independence requirements of the SEC and The NASDAQ Stock Market) and operates under a written charter adopted by the Board of Directors. The Audit Committee appoints and retains the Company’s independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U. S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting, and management’s assessment of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.
Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
Nancy-Ann DeParle
William B. Neaves, Ph.D.
William D. Zollars

Guidelines of Cerner Corporation’s Audit Committee
for Pre-Approval of Independent Auditor Services
The Audit Committee has adopted the following guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company:
For audit services (including statutory audit engagements as required under local country laws) and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of audit and audit-related services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at either its March or May Committee meeting. The Audit Committee will approve, if necessary, any changes in the terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal with the engagement letter.
For any permissible non-audit services, the independent registered public accounting firm will provide the Audit Committee with a detailed scope of service description and fee range. Each non-audit service must be separately pre-approved by the Audit Committee. Our management and the independent registered public accounting firm will each confirm to the Audit Committee that any non-audit services for which pre-approval is requested are permissible under all applicable legal requirements.
To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair of the Committee the authority to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto. Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will advise our management; our management will request pre-approval for such change in audit, audit-related or non-audit services or fees from the Chair of the Audit Committee. The Audit Committee Chair will report on all action taken with respect to pre-approval of audit, audit-related or non-audit services and fees to the Audit Committee at the next Committee meeting. With respect to any such pre-approval of non-audit services, our management and the independent registered public accounting firm will each confirm to the Audit Committee Chair that such non-audit services are permissible under all applicable legal requirements.
With respect to each proposed pre-approved service, the independent registered public accounting firm will provide sufficient detail in the description to ensure that the Audit Committee (or Chairman, as applicable) knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the registered public accounting firm’s independence.
The independent registered public accounting firm must ensure that all audit and non-audit services provided to the Company have been approved by the Audit Committee.

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and approves the Company’s compensation policies and practices, establishes compensation for Directors, evaluates Mr. Patterson’s performance and establishes compensation accordingly, reviews and approves the compensation of the other executive officers of the Company, and approves major changes in the Company’s benefit plans and compensation philosophy.
The Compensation Committee is composed of the individuals listed below, each of whom is independent within the meaning of The NASDAQ Stock Market listing standards. The Compensation Committee utilizes internal resources in the Company to help it carry out its responsibilities and has utilized an independent compensation consultant for more than five years to assist it in fulfilling its responsibility on an as needed basis. In 2005, an independent consultant was engaged to: i) prepare an analysis of CEO compensation; ii) provide equity compensation recommendations in light of stock option expensing requirements in 2006; and, iii) advise the Compensation Committee and the Company regarding executive compensation programs generally and provide advice on trends in compensation.
Compensation Strategy/Objectives
The Company’s compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to Cerner. This philosophy is linked to Cerner’s performance management philosophy that is designed to identify and reward associate performance through compensation. The Company’s strategy is to pay in aggregate at the median (50th percentile) within its peer group with top performers able to earn within the top quartile (75th percentile). The Compensation Committee defines its peer group annually by analyzing companies whose annual revenue, total shareholder return (one year and three year) and market capitalization are similar to that of the Company. The Compensation Committee also utilizes third party executive compensation survey data. The Company’s compensation program is designed to reward performance, such as attaining goals, business results, leadership, strong relationships with clients, and is not based on rewarding seniority. Cerner believes that this strategy allows the Company to attract qualified candidates and maintain a reasonable business model.
Compensation Elements
Compensation for Cerner’s executives includes: i) base salary; ii) performance-based cash incentive compensation; and, iii) long-term incentive plan compensation. To provide incentives, a significant portion of the executive compensation is at-risk and tied to individual and Company performance. The Company provides its executive officers with relatively limited perquisites that the Compensation Committee believes are reasonable and in the best interest of the Company and its shareholders.
(i) base salary: The Compensation Committee sets the salary levels of the Chief Executive Officer and reviews recommendations and approves the salary of the Company’s Section 16 Insiders (“executive officers”) during the first quarter of each calendar year. The salary is based on the duties and responsibilities that the Company expects each executive to discharge during the current year and upon the executive’s performance during the previous year. The Company also performs external market comparisons for the executive officers, relative to industry-specific peers, based on individual job responsibility. This comparison data is used to help ensure that the proposed executive officer’s compensation is within reasonable market comparison ranges and in line with the Company’s compensation strategy as detailed above.
(ii) performance-based cash incentive compensation: Cerner’s performance-based cash incentive compensation is designed to provide a meaningful incentive on both a quarterly and annual basis to key associates and executives of the Company and to motivate them to assist the Company in achieving ambitious, attainable, short-term goals. Individual payments will vary, depending upon individual performance and, in some cases, business unit operational achievements. The Company grants such cash incentive bonuses pursuant to a shareholder approved performance-based compensation plan.
The performance-based compensation plan is administered by the Compensation Committee, which establishes performance targets, eligibility and range of incentive amounts. Under the general feature of the plan, for which the Company’s executive officers are not eligible, the performance targets may vary from participant to participant and may include targets such as earnings per share, profit margins on a contract-by-contract basis, cash collections and achievement of subsidiary or division operating goals. Adjustments may be made during the year as appropriate, for example, to take account of unusual or unanticipated Company or industry-wide development. Final determination of the amounts to be paid to a participant under the general feature of the plan may also be adjusted upward or downward depending upon subjective evaluations by the participant’s executive or manager.
Under the executive feature of the performance-based compensation plan, for which the Company’s executive officers are eligible, the Committee establishes targets prior to or at the beginning of the performance period and for which measurement of the achievement of such targets can be, and are, determined under pre-established objective formulas. The Committee may select targets such as earnings per share, operating margins, contract margins or other targets specifically permitted by the executive feature of the plan. Once established, the targets under the executive feature of the plan may not generally be changed. Bonuses awarded to executive officers under the executive feature of the plan may only be adjusted downward, based upon a subjective analysis of the executive officer’s overall performance, from the maximum bonus amount available to such executive officer.
For the Company’s Chief Executive Officer, Mr. Patterson, the performance targets during 2005 consisted of, and in 2006 will again consist of, earnings per share and cash collections as a measure of client satisfaction. During 2005, the performance targets for the other executive officers consisted primarily of earnings per share and cash collections as a measure of client satisfaction and, for executive officers with sales-focused roles and/or operational responsibility, the targets included contract and operating margins and operational metrics such as service level request resolution and client systems uptime. The Committee has approved substantially the same type of performance targets for the executive officers for 2006.
As a result of the Company’s 2005 performance, the Company paid cash bonuses to its executive officers under the performance-based compensation plan. The aggregate incentives paid with respect to fiscal 2005 to the Company’s executive officers averaged 75% of the maximum cash incentive opportunity available for all such eligible executive officers.
(iii) long-term incentive plan compensation: Cerner’s shareholder approved Long-Term Incentive Plans F and G are designed to drive long-term shareholder value and retain valuable associates by: a) positioning Cerner competitively as an employer; b) creating an incentive for associates to contribute to sustained, long-term growth in the Company’s performance; c) creating a mutuality of interest between the Company’s associates and shareholders; and, d) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates’ interests with shareholders thereby encouraging extraordinary effort on behalf of the Company’s associates. The Company awards under Long-Term Incentive Plans F and G have historically been in the form of options and/or restricted stock.
The Committee approves an annual grant target aggregate value for all eligible associates as well as target grant ranges based on level of corporate responsibility and associate performance. The Committee also approves specific grant levels for executive officers, generally on an annual basis. Stock option grants are typically made to an executive upon their commencement of employment with the Company. Executives are eligible for additional stock option grants on an annual basis as their individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements.
Grants of non-qualified stock options are made at an exercise price that is equal to the market price of the Company’s common stock at the time of grant. The size of the grant is based on the individual’s level of responsibility, the individual’s contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company and the amount, exercise price and term of options already held by the individual. Grants vest over a five-year term with 40% vesting at the end of the second year and 20% each year thereafter.

In accordance with the Company’s overall compensation philosophy and view of appropriate total compensation, and, in particular, to further the long-term perspective that the Company believes is necessary for the Company’s future success, the Company made stock option awards to its executive officers, including the CEO, in June 2005 under the Company’s 2001 Long-Term Incentive Plan F. As explained below, an additional grant was made to the CEO in September 2005. Individual grants for executive officers were based on job responsibilities, performance during 2004 and contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company and the amount, exercise price and term of options already held by the individual. The Committee has approved similar grants to certain of the Company’s executive officers for 2006, which stock options were granted on March 9, 2006.
Aligning Pay with Performance
During 2005, the Company’s management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide quarterly feedback to executives on their performance and attainment of Company goals. Under this program, executives whose performance was evaluated as being in the bottom 20% of all executives are not generally eligible for pay increases or additional stock option grants. In addition, a portion or all of such executive’s performance-based incentive compensation award, if earned, may be reduced or eliminated.
Compensation of the Chief Executive Officer
The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executive officers. The Compensation Committee meets each year in executive session to evaluate the performance of the Chief Executive Officer and determine his appropriate compensation package including base salary, performance-based cash incentive compensation and long-term incentive compensation. As noted previously, an independent compensation consultant was engaged in 2005 to conduct a study of competitive compensation for chief executive officers in Cerner’s peer group based on annual revenue, market capitalization, total shareholder return (one year and three year) and growth of earnings before interest, taxes, depreciation and amortization (EBITDA). The analysis indicated that the total compensation for the Company’s Chief Executive Officer, Neal Patterson, generally ranked low compared to the compensation of the other chief executive officers in such peer group while the Company generally ranked high compared to such peer group of companies based on the listed size and performance measures. Partly as a result of such analysis and also as a result of the Company’s continued strong performance, the Committee increased Mr. Patterson’s base salary in May of 2005 and issued 42,000 stock options (pre-stock split of January 10, 2006) in September of 2005 (all in addition to the annual salary adjustment and stock option grant awarded to Mr. Patterson by the Committee in March and June of 2005, respectively).
In 2005, Mr. Patterson earned total cash compensation of $1,708,094 which included $761,058 in base salary, $889,818 in payments earned under the Company’s performance-based incentive plan, and a total of $57,218 resulting from (i) private use of the corporate jet ($48,381), (ii) Company provided life insurance ($437), (iii) 401(k) match ($4,200), and (iv) the second tier 401(k) match ($4,200). In addition, Mr. Patterson was granted 82,000 stock options (pre-stock split of January 10, 2006) at the market price on the date of the grant (40,000 granted at an exercise price of $62.81 on June 3, and 42,000 granted at an exercise price of $82.25 on September 16, 2005; all such amounts and exercise prices reflecting amounts and prices prior to adjustment for the January 10, 2006 stock split). Mr. Patterson earned approximately 76% of the maximum $1,166,344 amount available to him under the performance-based incentive plan during 2005. Base salary for Mr. Patterson for 2006 has been set at $865,000 and the maximum performance-based incentive bonus level has been set at $1,517,141. The 2006 base salary became effective April 2, 2006.
The Company entered into an employment agreement with Neal Patterson dated November 10, 2005. The agreement provides for Mr. Patterson to continue to serve as the Company’s Chief Executive Officer and as the Chairman of the Board of Directors, reporting directly to the Board of Directors, with a base salary, specified use of the Company’s airplane, and a potential bonus, all to be determined by the Board of Directors.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million per fiscal year paid to a company’s chief executive officer and its four other most highly compensated executive officers serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as “performance-based” compensation. A Company objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with Company strategies and goals. Gains on exercises of stock options awarded under Long-Term Incentive Plans and performance-based cash incentive compensation awarded under a plan approved by the Company’s shareholders are considered to be “performance-based” compensation not subject to the Section 162(m) deductibility limit. The Compensation Committee may from time to time approve compensation that is not deductible under this Section.
Members of the Compensation Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
Nancy-Ann DeParle
Michael E. Herman
William B. Neaves, Ph.D.
William D. Zollars

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None our Directors is an executive officer of a public company of which a Company executive officer is a director. Two of our Directors, Gerald E. Bisbee, Jr., Ph.D. and John C. Danforth, have an interest in reportable transactions as set forth under the section in this Proxy titled Certain Transactions.
NOMINATING, GOVERNANCE & PUBLIC POLICY COMMITTEE REPORT
The Nominating, Governance & Public Policy Committee of the Company is currently composed of three independent members of the Board of Directors (all of whom meet the applicable independence requirements of the SEC and The NASDAQ Stock Market) and operates under a written charter adopted by the Board of Directors, which charter is available for review on the Company’s website at www.Cerner.com under: “About Cerner/Corporate Governance”.
The Nominating, Governance & Public Policy Committee is appointed by the Board to provide assistance to the Board, the Chairman and the CEO of the Company in the areas of: (a) Board membership nomination, (b) committee membership selection and rotation practices, (c) evaluation of the overall effectiveness of the Board, and (d) review and consideration of developments in corporate governance practices and current and emerging political, corporate citizenship and public policy issues that may affect the business operations, performance or public image of the Company. The Committee’s goal is to assure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Company’s shareholders and to foster Cerner’s commitment to operate its business worldwide in a manner consistent with the rapidly changing demands of society.
In 2005, the Nominating, Governance & Public Policy Committee: updated the Company’s Corporate Governance Guidelines, which are available for review on the Company’s website at www.Cerner.com under: “About Cerner/Corporate Governance”; conducted a self-evaluation of the Board and Board committees; reviewed and recommended Committee member appointments; and, educated itself with respect to the content and operation of the Company’s Corporate Policies and Compliance Programs. The Nominating, Governance & Public Policy Committee also reviewed director candidates in accordance with its charter and pursuant to that review, recommended the director candidates listed in this Proxy as being the nominees best suited to serve the needs of the Company.
Members of the Nominating, Governance & Public Policy Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
William B. Neaves, Ph.D.

EXECUTIVE COMPENSATION
The following table sets forth certain information with respect to our Chief Executive Officer and our four most highly compensated executive officers for the fiscal year ended December 31, 2005.
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
					Awards
				Other Annual	Number of
Name and Principal				Compensation($)	Stock Options	All Other
Position	Fiscal Year	Salary($)(1)	Bonus($)	(2)	Granted	Compensation (3)

Neal L. Patterson	2005	761,058	889,818	48,381	164,000	8,837
Chairman of the Board of Directors And Chief Executive Officer	2004	650,000	634,644	62,400	60,000	8,468
	2003	569,903	137,579	—	50,000	4,363

Earl H. Devanny, III	2005	418,269	460,932	—	35,000	8,766
President	2004	410,000	363,000	—	8,000	8,529
	2003	415,192	92,893	—	30,000	4,289

Paul M. Black	2005	383,077	443,441	—	35,000	8,736
Executive Vice President	2004	345,000	412,221	—	36,000	8,478
	2003	328,270	248,910	—	60,000	4,221

Douglas M. Krebs	2005	283,269	414,235	393,571	—	8,650
Sr. Vice President	2004	271,249	287,187	191,326	—	8,420
	2003	260,962	137,204	291,638	—	4,169

Jeff Townsend	2005	316,346	297,010	—	30,000	8,675
Executive Vice President	2004	271,249	247,407	—	24,000	8,420
	2003	248,654	68,160	—	20,000	3,960

(1)	2003 salary represents 53 weeks due to the Company’s fiscal year being one week longer in 2003.

(2)	This column includes the aggregate incremental cost to Cerner of providing personal benefits to the named executive officers for the last three years. The personal benefits included in this column are personal use of company aircraft for Mr. Patterson and benefits related to an expatriate assignment for Mr. Krebs. The amounts reported in this column that represent at least 25% of the total amount of Other Annual Compensation for the executive officers are: Mr. Patterson — personal use of company aircraft in the amount of $48,381 in 2005 and $62,400 in 2004; and, Mr. Krebs — tuition related expenses ($57,655 in 2004), tax equalization payments ($175,573 in 2005 and $83,327 in 2003) and moving expenses ($74,460 in 2003), all related to his expatriate assignment. The $175,573 tax equalization payments for Mr. Krebs in 2005 includes tax equalization payments made in 2005 for tax years 2003 — 2005.

(3)	Includes Company matching contributions and discretionary profit-based allocations to the named individual’s account pursuant to the Cerner Corporation 401(k) Retirement Plan and premiums paid by the Company on group term life insurance.

Stock Option Plans
The following table reports information with respect to the award of stock options during the year ended December 31, 2005 for each of our named executive officers in the Summary Compensation Table (all numbers have been adjusted for the stock-split of January 10, 2006):
Option Grants In Last Fiscal Year

	Number of	Percent of total
	securities	options granted to	Exercise		Grant Date
	underlying options	employees	in price	Expiration	present value ($)
Name	granted (#)	fiscal year	($/Sh)(1)	Date	(2)

Neal L. Patterson	80,000	6.0	31.41	6/3/15	1,344,984
	84,000	6.3	41.13	9/16/15	1,795,609

Earl H. Devanny, III	35,000	2.6	31.41	6/3/15	588,431

Paul M. Black	35,000	2.6	31.41	6/3/15	588,431

Douglas M. Krebs	—	—	—	—	—

Jeffrey A. Townsend	30,000	2.2	31.41	6/3/15	504,369

(1)	These options were issued at a price that was equal to the market value of the Company’s Common Stock on the date of grant. The options vest and become exercisable in varying amounts per year over a period of five years from the date of the grant, assuming the optionee remains an employee of the Company.

(2)	The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 45.4%; risk-free interest rate of 4.3%; and expected years until exercise of 6.6 years for each option.

Aggregated Option Exercises In Last Fiscal Year and December 31, 2005 Option Values(1)

			Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at December 31,	In-the-Money Options
	Shares		2005 (#)	at December 31, 2005 ($)
	Acquired on	Value	Exercisable/Unexercisable	Exercisable/
Name	Exercise (#)	Realized ($)	(2)	Unexercisable (2)

Neal L. Patterson	—	—	700,000/289,000	20,857,575/4,782,925

Earl H. Devanny, III	86,358	2,348,044	97,000/179,000	2,533,860/4,536,145

Paul M. Black	71,300	1,663,159	—/202,964	—/5,175,111

Douglas M. Krebs	65,500	1,415,924	28,168/63,132	653,251/1,732,363

Jeffrey A. Townsend	45,480	1,514,327	96,308/115,912	2,948,271/2,991,132

(1)	All numbers have been adjusted for the stock-split of January 10, 2006.

(2)	The numbers in the column headed Number of Securities Underlying Unexercised Options at December 31, 2005 and the dollar amounts in the column headed Value of Unexercised In-the-Money Options at December 31, 2005 reflect (a) the number of shares of the Company’s Common Stock into which options are exercisable and unexercisable and (b) the difference between the market value on December 31, 2005 of such shares of Common Stock and the exercise price of the options.
Employment Contracts, Termination of Employment and Change-of-Control Arrangements
We have entered into at-will employment agreements with each of our named executive officers.
Under these agreements, each executive agrees not to compete with us during the executive’s employment with us and for two years thereafter; not to solicit any of our employees, consultants or client employees to terminate their relationship with us (or our clients) during the executive’s employment with us and for two years thereafter; and to protect our confidential business information. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter.
Our Severance Pay Plan, which applies to all of U.S. based permanent, full-time salaried employees, offers severance pay upon: (i) certain termination without cause events, which severance benefits will range from two (2) weeks to fifty-two (52) weeks (depending on the employee’s role and tenure) of such employee’s annual base salary and contingent upon the employee satisfying certain conditions, including without limitation the execution of a severance and release agreement with the Company providing for a complete release of all present and future claims by the eligible employee; or (ii) qualifying terminations or resignations for Good Reason following a Change in Control, which severance benefits will be paid at 1.5 times the calculated weekly severance eligibility based on role and tenure and will include both base salary and average cash bonus. Two of our named executive officers are entitled to severance payments other than as set forth in our Severance Pay Plan; these are: i) Trace Devanny, the Company’s president, has an agreement with the Company to receive severance, if he is terminated by the Company without cause, up to a period of two years; and, ii) Neal Patterson, the Company’s chief executive officer, whose severance agreement with the Company is disclosed immediately below.
The material terms of the employment agreement with Neal Patterson are as follows:
     i) effective as of November 10, 2005;
     ii) perpetual term, at-will employment;

     iii) an annual base salary, specified use of the Company’s airplane and a potential bonus as determined annually by the Board;
     iv) termination by the Company without Cause or if Mr. Patterson resigns with Good Reason or is terminated without Cause within twelve months after the date a Change in Control of the Company becomes effective, entitles Mr. Patterson to receive: (a) three years’ base salary; (b) three times the average annual cash bonus received during the prior three year period; and, (c) health benefits for a three-year period following the termination, all subject to execution of a severance agreement containing normal and customary provisions, including but not limited to, a release of the Company from any employment related claims;
     v) upon a termination of employment of Mr. Patterson by the Company without Cause, equity incentive awards granted after the date of the Agreement that would have vested during the three year period following such termination shall vest immediately. Upon a Change in Control, 50% of each equity incentive award granted after June 1, 2005 and prior to the date the Change in Control becomes effective that has not vested will become vested on the date the Change in Control becomes effective; and the remaining 50% will continue to vest according to their vesting schedule, unless Mr. Patterson’s employment is terminated without Cause or Mr. Patterson resigns with Good Reason within twelve months following the date of the Change in Control, in which case 100% of such equity incentive awards will vest upon the effective date of such termination or resignation with Good Reason;
     vi) Agreement also contains: (a) an assignment provision wherein Mr. Patterson will assign all New Solutions and Ideas to the Company; (b) a non-disclosure provision that survives in perpetuity; (c) non-competition and non-solicitation provisions that are effective during the term of Mr. Patterson’s employment and for two years following termination of employment, for any reason, with the Company; and, (d) a general indemnification provision by Mr. Patterson and the Company.
CERTAIN TRANSACTIONS
The Company leases an airplane from a company owned by Neal L. Patterson and Clifford W. Illig. In 2005, the airplane was leased on a per mile basis with no minimum usage guarantee. The lease rate is believed to approximate fair market value for this type of aircraft. During 2005, the Company paid an aggregate of $812,000 for rental of the airplane. The airplane is used principally by Mr. Devanny and Mr. Black to increase the number of client visits each can make and to reduce the physical strain of their heavy travel schedules. The Company intends to continue the use of the airplane in 2006.
During 2005 and in 2006, the Company retained and intends to retain the law firm of Bryan Cave LLP for certain outside legal services. John C. Danforth, one of the Company’s Board members, is a partner at Bryan Cave LLP. The Company has no other relationship with Bryan Cave LLP other than the attorney-client relationship. The dollar amount of the fees paid in 2005 and to be paid in 2006 does not and is not expected to exceed 5% of the law firm’s gross revenues for each respective year. Mr. Danforth is a member of the Compensation Committee; however, he does not participate in executive officer equity grants or performance-based compensation plan decisions or actions undertaken by the Compensation Committee. Such matters are handled by the Stock Option and Performance-based Compensation Plan Subcommittee.
The Company participates in the Health Management Academy, an industry-wide education forum, together with over 90 competitors, clients and potential clients of the Company. Gerald E. Bisbee, Jr., Ph.D., one of the Company’s Board members, owns approximately 50% of the common stock of Health Management Academy. The total amount of fees paid by the Company in 2005 to the Health Management Academy was $123,000. The Company intends to continue its participation in the Health Management Academy in 2006. Mr. Bisbee is a member of the Compensation Committee; however, he does not participate in executive officer equity grants or performance-based compensation plan decisions or actions undertaken by the Compensation Committee. Such matters are handled by the Stock Option and Performance-based Compensation Plan Subcommittee.
Certain executive officers have immediate family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Michael R. Nill, the brother of Julia M. Wilson, an executive officer of the Company, is employed by the Company as Vice President, Technical Architecture. Mr. Nill’s aggregate compensation for the fiscal year 2005 was $513,570. His compensation is not subject to approval by the Board of Directors. On June 3, 2005, Mr. Nill was awarded options under the Company’s Stock Option Plan F to purchase 12,500 shares of the Company’s Common Stock at an exercise price of $62.81 per share, which was the closing price of the Company’s Common Stock on the date the options were granted (all amounts are pre stock-split on January 10, 2006). The options granted to Mr. Nill vest at various amounts over a period of five years. Dr. David Nill, the brother of Julia M. Wilson, an executive officer of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Clinic Physician. Dr. Nill was hired on a full-time basis effective March 5, 2006 with a base salary of $150,000. Dr. Nill’s compensation is not subject to approval by the Board of Directors.
The Company believes that these various relationships and transactions were reasonable and in the best interests of the Company.
STOCK PRICE PERFORMANCE GRAPH
The following graph presents a comparison for the five-year period ended December 31, 2005 of the performance of the Common Stock of the Company with the Nasdaq Composite Index (US Companies) (as calculated by The Center for Research in Security Prices) and the Nasdaq Computer/Data Processing Group (as calculated by The Center for Research in Security Prices):
Comparison of 5 Year Cumulative Total Return
The above comparison assumes $100 was invested on December 31, 2000 in Common Stock of the Company and in each of the foregoing indices and assumes reinvestment of dividends. The results of each component issuer of each group are weighted according to such issuer’s stock market capitalization at the beginning of each year.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of ten percent or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.
Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2005 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of ten percent or more of our equity securities were complied with, except for four exceptions:
(1)	Paul Black, Trace Devanny, Dick Flanigan, Doug Krebs, Marc Naughton, Neal Patterson, Randy Sims and Mike Valentine filed their 2005 Form 5s on February 16, 2005, which included the late reporting of their Annual Statement of Changes in Beneficial Ownership of Securities. Last minute changes required to be made to the Form 5s caused the filing to be made after 9:00 p.m. CST on February 15, 2005, resulting in a February 16, 2005 morning filing date.

(2)	Cliff Illig filed a Form 4 on May 9, 2005, reporting the sale of 14,000 shares of Company Common Stock. This Form 4 included the late filing of 8,000 shares, which were sold on May 4, 2005. A new broker handling the transaction failed to follow the communicated reporting protocol, causing a delay in the transaction being reported to the SEC. The remaining 6,000 shares reported in this Form 4, sold on May 5, 2005, were timely filed.

(3)	Cliff Illig filed a Form 4 on May 20, 2005, which included the late reporting of the sale of 2,000 shares of Company Common Stock, which shares were sold on May 4, 2005. The new broker reporting the information to the Company for reporting purposes reported the wrong amount, 8,000 shares, as being sold on May 4, 2005, instead of 10,000 shares. On May 20, 2005, the broker reported that the sale on May 4th was actually 10,000 shares, thus a late Form 4 was filed on May 20, 2005 to include the missing 2,000 shares.

(4)	Neal L. Patterson filed a Form 4 on July 29, 2005, which included the late reporting of the sale of 4,000 shares of Company Common Stock on July 26, 2005. The late filing was the result of user error in submitting the Form 4 to the SEC.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The table below sets forth information, as of March 15, 2006 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: (a) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, (b) each Director and nominee for election as a Director, (c) each executive officer named in the Summary Compensation Table, and (d) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

	Amount and Nature of		Percent of Shares
Name and Address of Beneficial Owner	Beneficial Ownership		Outstanding
FMR Corp.	8,819,008	(1)	11.41%
Waddell & Reed Ivy Investment Company	7,519,536	(2)	9.73%
Neal L. Patterson	7,392,065	(3)	9.48%
Wellington Management Company, LLP	6,366,630	(4)	8.24%
Clifford W. Illig	5,202,231	(5)	6.71%
Vanguard Specialized Funds-Vanguard Health Care Fund	4,959,200	(4)	6.42%
Michael E. Herman	122,200	(6)	*
Earl H. Devanny, III	120,830		*
Jeff Townsend	114,549		*
Gerald E. Bisbee, Jr., Ph.D.	73,200		*
John C. Danforth	66,840		*
William B. Neaves, Ph.D.	50,000		*
Douglas M. Krebs	48,369		*
Nancy-Ann DeParle	37,100		*
Paul M. Black	16,944		*
William D. Zollars	—		n/a
All Directors and executive officers, as a group (16 persons)	13,426,595		17.04%

*	Less than one percent

(1)	According to a Schedule 13G, dated February 14, 2006 and filed by FMR Corp., FMR Corp. has sole voting power with respect to 779,566 shares of Common Stock and sole dispositive power with respect to 8,819,008 shares of Common Stock. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Schedule 13G, dated February 1, 2006 and filed by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”), collectively (“Waddell”), reported sole voting and dispositive power of the following:
WDR: 7,519,536 (indirect)
WRFSI: 6,608,036 (indirect)
WRI: 6,608,036 (indirect)
WRIMCO: 6,608,036 (direct)
IICO: 911,500 (direct)
The address for Waddell is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(3)	Includes 581,360 shares held in trust for minor children with Jeanne Lillig-Patterson, wife of Neal L. Patterson, serving as trustee and 108,000 shares for which Mr. Patterson has shared voting and dispositive power. Excludes 35,682 shares held by Jeanne Lillig-Patterson, wife of Neal L. Patterson, as to which Mr. Patterson disclaims beneficial ownership. The address for Mr. Patterson is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(4)	Schedule 13G, dated February 14, 2006 and filed by Wellington Management Company, LLP (“Wellington”), reported Wellington having shared voting power with respect to 1,181,210 shares of Common Stock and shared dispositive power with respect to 6,366,630 shares of Common Stock. The Schedule 13G filed by Wellington also reported that Vanguard Specialized Fund — Vanguard Health Care Fund (“Vanguard”) owns more than five percent of these shares. Schedule 13G, dated February 13, 2006 and filed by Vanguard reported sole voting power with regard to 4,959,200 shares of common stock. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	Includes 391,334 shares held in trust for minor children with Bonne A. Illig, wife of Clifford W. Illig, serving as trustee and 124,020 shares for which Mr. Illig has shared voting and dispositive power. The address for Mr. Illig is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(6)	Excludes 1,600 shares held by Karen Herman, wife of Michael Herman, as to which Mr. Herman disclaims beneficial ownership. The address for Mr. Herman is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.
FINANCIAL STATEMENTS
Our Annual Report to Shareholders for the fiscal year ended December 31, 2005 is enclosed with this Proxy Statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are two nominees for election to the Board this year. Clifford W. Illig and William B. Neaves, Ph.D. are Class II Directors and have served on our Board since 1980 and 2001, respectively. The Board has nominated Messrs. Illig and Neaves for re-election. Unless otherwise instructed, the persons named as proxies will vote for the election of Messrs. Illig and Neaves. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.
We know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each Director nominee is set forth below, along with information about other members of our Board.
The Company’s Board of Directors unanimously recommends
a vote FOR election of the nominees

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm during the year ended December 31, 2005 was KPMG. KPMG has audited our financial statements since 1983.
Audit and Non-Audit Fees
     Audit Fees. Fees paid or payable to KPMG totaled $668,000 and $788,000 for professional services rendered for the audit of our consolidated financial statements for the years ended December 31, 2005 and January 1, 2005, its reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q, its audits of foreign subsidiaries in support of statutory reporting requirements and for its other audit services for the years ended December 31, 2005 and January 1, 2005, respectively.
     Audit-Related Fees. KPMG billed us an aggregate of $39,000 and $20,000 for audits of financial statements of certain employee benefit plans and for routine consultation on accounting and reporting matters that did not directly affect the consolidated financial statements for the years ended December 31, 2005 and January 1, 2005, respectively.
     Tax Fees. KPMG billed us an aggregate of $240,000 and $120,000 for tax services for the years ended December 31, 2005 and January 1, 2005, respectively, including fees for services relating to tax consultation and tax compliance services.
     All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2005 and January 1, 2005.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2005 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s full-time, permanent employees.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2006 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, issuances of consents related to SEC filings and certain tax compliance services.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained the firm of KPMG LLP as our independent registered public accounting firm for fiscal year 2006, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the Annual Meeting, have the opportunity to make a statement and be available to answer questions.
The Board of Directors unanimously recommends
a vote FOR the ratification of the appointment of KPMG LLP
as our independent registered public accounting firm for fiscal year 2006

PROPOSAL NO. 3
RE-APPROVAL OF THE COMPANY’S QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN
FOR THE CORPORATION’S EXECUTIVE OFFICERS FOR PURPOSES OF COMPLYING WITH
SECTION 162(m) OF THE INTERNAL REVENUE CODE
The Board recommends approval of the recently amended Cerner Corporation Performance-based Compensation Plan (the “Performance Plan”) for purposes of preserving our ability to fully deduct the compensation of certain executive officers under Section 162(m) of the Internal Revenue Code. The Performance Plan was last approved by the Company’s shareholders in 2001. The federal tax law requires certain plans, like the Company’s Performance Plan, to be approved or re-approved by shareholders at least once every five years in order to ensure that all amounts paid under such plans are fully tax-deductible.
Recent amendments to the Performance Plan, approved by the Compensation Committee on March 6, 2006, include: (i) additional language to ensure that the Plan meets an exemption under Internal Revenue Code section 409A (deferred compensation), which additional language commits the Company to calculating all bonuses as soon as administratively practicable following the end of the quarter or year for which the bonus is based, and a secondary commitment that all quarterly and annual bonuses be paid out no later than March 15th of the calendar year following the year in which such bonus determination is made; (ii) additional language providing that any portion or provision of the Plan found to contravene in any way with Code section 409A, the regulations thereunder, regulatory interpretations, etc. would be deemed void and have no effect, and that the Plan shall be interpreted in a manner so that the Plan complies with Code section 409A; (iii) additional language providing that executive targets under the Plan based on recognized accounting principles shall be determined and deemed satisfied by using the same accounting principles in effect and relied upon when such executive target was established; (iv) the clarification that “collection of cash” is an example of a permissible target under the executive function of the Plan; and, (v) an increase in the maximum amount payable to the Section 16 Insiders of the Company in any calendar year, increasing the Chief Executive Officer’s maximum amount payable from 175% to 200% of the Chief Executive Officer’s base salary and increasing the other Section 16 Insider officers’ maximum amount payable from 150% to 175% of the Section 16 Insider officer’s base salary, all as set forth in Annex I.
The Board has determined that it is appropriate and in the best interests of the Company and the shareholders to ensure that all amounts payable under the Performance Plan are fully tax-deductible to the Company. The Board has determined, by resolution adopted on March 6, 2006, to submit the plan to shareholders for their re-approval at this year’s Annual Meeting. If the shareholders re-approve the Performance Plan, all amounts paid to associates and executive officers pursuant to the Performance Plan in forthcoming periods, including at the end of 2006, will be fully tax-deductible to the Company, generating tax savings.
General Description of the Plan
The following is only a brief summary of the significant provisions of the Performance Plan and is qualified in its entirety by reference to the full text of the Performance Plan, a copy of which is attached as Annex I to this Proxy Statement.
The Performance Plan has two components: a general feature and an executive feature. Under the general feature, a broad range of officers and associates may be eligible to receive awards that entitle such individuals to quarterly and annual bonus payments if certain pre-determined performance targets are met for such respective quarters or the year. For the most part, participants under the general feature of the Performance Plan are sales associates, executives and those associates which senior management identifies, on an annual basis, as having significant profit and loss responsibility. The executive feature, which applies only to our executive officers who are determined by us to be “Section 16 Insiders” for purposes of Section 16 of the Securities Exchange Act of 1934, is similar in concept, except that the determination of the performance targets is less flexible than under the general feature, and the bonus amounts payable if the targets are met are still subject to additional reductions. The Company expects the total number of participants in the Performance Plan in 2006 to be approximately 1,200 associates, of which nine are Section 16 Insiders and participate under the executive feature of the Performance Plan. Included within the group of individuals eligible to receive awards under the executive feature of the Performance Plan are all of the named executive officers listed in the Summary Compensation Table of this Proxy Statement.
Purpose
The purpose of the Performance Plan is to provide a meaningful incentive on both a quarterly and annual basis to our key associates and executive officers and to motivate them to assist us in achieving ambitious, attainable short-term goals. Individual payments made under the Performance Plan will vary, depending upon individual performance and, in some cases, business unit operational achievements. The Performance Plan is administered by the Compensation Committee, which makes all determinations, including establishment of quarterly and yearly performance targets, the associates/officers eligible for awards, and the size of individual awards. Administration of the Executive Feature of the Performance Plan is performed by the Stock Option and Performance-based Compensation Plan Subcommittee of the Compensation Committee. In making determinations, the Compensation Committee evaluates management’s input and other relevant information.
General Feature
The general feature of the Plan applies to our associates who are not determined to be “Section 16 Insiders”. The Compensation Committee establishes general performance targets for the year or for particular quarters, and if such targets are achieved, the Company will pay bonuses to the eligible participants. The performance targets established by the Compensation Committee may vary from participant to participant and may include targets based on stock price, earnings per share (with or without extraordinary items), net income (with or without extraordinary items), return on equity, return on assets, profit margins on a contract-by-contract basis, collection of certain accounts receivable, client satisfaction results or achievement of subsidiary business unit operating plans.
Under the general feature, following the initial determination of performance targets, the Compensation Committee will monitor actual corporate performance throughout each fiscal quarter, and may decide at any time before quarter or final year-end determinations are reached to adjust the earlier target levels as appropriate, for example, to take account of unusual or unanticipated corporate or industry-wide developments. Final determination of the amounts to be paid to a participant under the general feature of the plan may also be adjusted upward or downward depending upon subjective evaluations by an associate’s executive or manager.
Executive Feature
The executive award feature of the Performance Plan was specifically created and has been structured so as to ensure that amounts paid to Section 16 Insiders under the Performance Plan are deductible by the Company for federal income tax purposes.
The principal difference between the general feature of the Performance Plan and the executive feature is that: (a) separate, more rigid performance targets are set under the executive feature which cannot be changed during the applicable performance period; and, (b) the maximum amounts payable to the eligible executive officers if those targets are reached are determined under pre-established objective formulas.
Tax Law Requiring Shareholder Approval
Section 162(m) of the Internal Revenue Code provides that a publicly-traded company will not be able to deduct for federal income tax purposes any compensation in excess of $1 million paid by it in any one year to any “covered employee” of the company, subject to certain exemptions. “Covered employees” are essentially the individuals who were, at the end of the fiscal year, the Company’s chief executive officer and the four other most highly compensated executive officers, i.e., the officers listed in the Summary Compensation Table in this Proxy Statement. The annual compensation that is counted under the statute for purposes of the $1 million limit includes, among other things, base salary and cash bonuses. However, various forms of compensation are exempt from Section 162(m)’s general limitation on deductible compensation, including performance-based compensation paid under shareholder-approved plans that meet certain criteria. The executive feature of the Company’s Performance Plan meets these criteria. To remain compliant with the performance-based compensation exemption, such performance-based plans are required to be re-approved every fifth year by the company’s shareholders. Our Performance Plan is up for re-approval at this year’s Annual Meeting. Provided shareholder approval is obtained at this Annual Meeting, any bonuses paid under the plan to covered executives remain tax deductible to Cerner regardless of the executive’s total compensation.

Operation of the Executive Feature
Under the executive feature of the Performance Plan, no later than the 90th day of each calendar year (in the case of annual-based awards or a combination of annual and quarterly based awards) or on or before the twelfth (12th) day of each fiscal quarter (in the case of awards based solely on performance in such fiscal quarter), the Compensation Committee will set forth in writing the executive targets for that period of time. The executive targets are drawn from a limited number of measures specified in the executive’s individual performance plan agreement. These targets include: (a) Earnings Per Share, (b) Company Operating Margins, (c) Agreement Margin or (d) other targets as specifically set forth below and as determined by the Committee.
     (a) The Earnings Per Share Target shall be expressed as a specific target earnings per share for the Company’s common stock on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges.
     (b) The Company Operating Margin Target shall be expressed as a target percentage reflecting the leverage of the Company’s revenue relative to the expense associated with that revenue.
     (c) The Agreement Margin Targets shall be expressed as a dollar amount of booking margins on specified types of sales, adjusted for the costs associated with delivery of the solutions.
     (d) The Other Targets shall be determined based solely on the following list of targets:
(i)	Total shareholder return

(ii)	Stock price increase

(iii)	Return on equity

(iv)	Return on capital

(v)	Cash flow, including collection of cash, operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital

(vi)	Economic value added

(vii)	Market share

(viii)	Client/associate satisfaction

(ix)	Revenue levels

(x)	Employee retention

(xi)	Productivity measures

(xii)	Diversification of business opportunities

(xiii)	Price to earnings ratio

(xiv)	Expense ratios

(xv)	Total expenditures

(xvi)	Completion of key projects

(xvii)	Operating margin
The Compensation Committee need not apply all of the above measures to any particular executive for any year and may select one or more of the measures for any executives and different executives may have different measures. In selecting one or more measures, the Compensation Committee establishes a target level of performance for that measure for the forthcoming year or quarters, which may not be changed after it is selected. Due to the possibility that the specific goals related to a specific Target may be confidential commercial or business information, and the release of which to the public may have an adverse affect on the Company, such information has been intentionally omitted from the Plan and this Proxy Statement as confidential information.
Maximum Payments
The Compensation Committee determines the maximum payment for which the covered executive is eligible. Such determination is based on a number of factors including but not limited to their role in the Company, ratio of performance bonus to salary and total potential compensation. The amount of the bonus payable under the executive feature of the Performance Plan may be reduced but in no event may the amount of the bonus be increased beyond its maximum limit. The amount of the bonus reduction, if any, will depend upon a subjective bonus reduction factor, formally known as an Annual Performance Evaluation (APE) Factor, which will be determined at the covered executive’s end-of-the-year evaluation. This factor will range from 100% of the maximum bonus amount for demonstrated distinguished performance to 0% if performance does not satisfy the required standard. The maximum amount payable to the Chief Executive Officer under the Plan is 200% of the Chief Executive Officer’s base salary, and for all other “Section 16 Insiders”, 175% of such individual’s base salary.
Certification
Prior to making payments under the executive feature of the Performance Plan, the Compensation Committee must certify in writing that at least one of the preestablished targets for that quarter or year was satisfied, and the Compensation Committee minutes must reflect this certification.
While the future amounts of the quarterly or annual bonuses that may be paid to executives under the executive feature of the Performance Plan cannot be determined, the following table indicates the target and maximum bonus amounts that would have been payable under the Performance Plan in 2005 to each of the named executive officers in the Summary Compensation Table and to all the current Section 16 Insider officers as a group.

		2005 Maximum Potential
Name	2005 Target Bonus	Payment

Neal L. Patterson, Chairman of the Board and Chief Executive Officer	$652,500	$1,450,000

Earl H. Devanny, III, President	$337,500	$735,000

Paul M. Black, Executive Vice President	$365,000	$682,500

Douglas M. Krebs, Sr. Vice President	$315,000	$498,750

Jeffrey A. Townsend, Executive Vice President	$218,750	$568,750

All Section 16 Insider officers as a group	$2,530,000	$5,755,000
Approval of the Cerner Corporation Performance-based Compensation Plan
Approval of the proposal to adopt the Cerner Corporation Performance-based Compensation Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as votes against the proposal. Non-voted shares will not be considered in attendance for the vote on this proposal.
The Board of Directors unanimously recommends
a vote FOR the re-approval of the qualified Cerner Corporation
Performance-based Compensation Plan

SHAREHOLDER PROPOSALS
If a shareholder would like to make a proposal at our 2007 annual meeting, including the nomination of a director candidate, we must receive written notice no later than the close of business on December 18, 2006 in order that it may be considered for including in the proxy statement and form of proxy relating to that meeting. Shareholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and form of proxy must deliver notice no later than the close of business on January 25, 2007.
The notice must describe the proposed business, the shareholder’s name and address, a description of the class and number of shares of stock of the Company which are beneficially owned (as that term is defined in our Certificate of Incorporation) by the shareholder, any material interest of the shareholder in such business and all other information regarding the proposal which the Company would be required to provide in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if proxies for the proposal were being solicited by the Company. Such proposals must also comply in full with the requirements of Rule 14a-8 under the Securities Act of 1934 and shareholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and Director nominations. Notice must be sent to our Corporate Secretary at 2800 Rockcreek Parkway, North Kansas City, Missouri, 64117.
Any notice received after January 25, 2007 is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Nominees recommended by shareholders of the Company in accordance with our advance notice provision will be considered by the Nominating, Governance & Public Policy Committee for recommendation for nomination by the Board.
OTHER MATTERS
We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary
North Kansas City, Missouri
April 17, 2006

ANNEX I
CERNER CORPORATION
PERFORMANCE-BASED COMPENSATION PLAN
Amended March 6, 2006
1.	Name. The name of the Plan is the Cerner Corporation Performance Plan (the “Plan”).

2.	Basic Function. The Plan provides for payment of quarterly and annual bonuses to select key associates of Cerner Corporation (the “Company”) and its subsidiaries, depending upon the financial performance of the Company or certain subsidiaries or business units and/or the job performance of the individual associates in question. Bonuses, if paid, may be paid on a quarterly or annual basis and determined based on the actual performance of the Company or its subsidiaries or business units or on one or more pre-established financial or operational goals or targets. Payments of awards to certain executives are made pursuant to the “Executive Award Feature” (see Section 10). All bonuses will be calculated as soon as administratively practicable following the end of the quarter or year for which the bonus is based. All quarterly and annual bonuses will be paid out no later than March 15th of the calendar year following the year in which such bonus determination is made.

3.	Purpose. The purpose of the Plan is to provide a meaningful incentive on both a quarterly and annual basis to key associates and officers of the Company and to motivate them to assist the Company in achieving ambitious and attainable short-term goals. Individual payments made under the Plan will vary, depending upon individual performance and, in some cases, business unit operational achievements.

4.	Termination; Amendment. The Plan shall continue to be in effect, unless and until terminated by the Compensation Committee of the Board of Directors of the Company. The Executive Award Feature of the Plan is subject to the approval of the shareholders of the Company, every five (5) years in accordance with Section 162(m) of the Internal Revenue Code, as amended (the “Code”) by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy, and entitled to vote thereon, at a meeting of the shareholders at which a quorum is present or represented. The Plan may be further amended from time to time by the Compensation Committee provided that any amendment which, if effected without the approval of the shareholders of the Company, would result in the loss of an exemption from federal income tax deduction limitations under Section 162(m) of the Code, for amounts payable thereunder but would not result in such loss if approved by the shareholders, shall become effective only upon approval thereof by the shareholders of the Company within the meaning of Section 162(m).

5.	Administration. The Plan is administered by the Compensation Committee, which has the sole authority to make all discretionary determinations under the Plan. In suitable circumstances, the Compensation Committee may evaluate and use the Company’s management’s input as well as input and other relevant information from any outside parties it deems appropriate.

6.	Participation. Key associates and officers eligible for participation in the Plan will be determined by the Compensation Committee on an annual basis. Executive officers eligible to receive awards under the Executive Award Feature of the Plan will be identified each year by the Compensation Committee as described in Section 10 below.

7.	General Feature; Determination of Annual Targets. The Compensation Committee will determine the measure or measures of financial performance and/or the target levels of performance, the attainment of which in any quarter or year will result in the payment of awards to all eligible participants except for those executives covered by the Executive Award Feature. Such determinations on financial or operational performance measures or target levels may be made, and under appropriate circumstances may subsequently be modified, by the Compensation Committee at any time during the calendar year. Alternative performance measures or targets may be established and different target levels may be selected with different general bonus amounts established for each participant. Following the initial determination of performance targets, the Compensation Committee will monitor corporate performance throughout each fiscal quarter, and may decide at any time before final quarter or year-end determinations are reached to
 Annex - 1

adjust the earlier target levels as appropriate, for example, to take into account unusual or unanticipated corporate or industry-wide developments. Final determinations of the amounts to be paid to a participant under the general feature of the plan may also be adjusted upward or downward depending upon subjective evaluations by an associate’s executive or manager.

8.	Performance Measures. Measures of financial performance selected by the Compensation Committee on a quarterly or annual basis for determination of payments of awards under the general feature of the Plan may include but are not limited to one or more of the following: stock price, earnings per share (with or without extraordinary items), net income (with or without extraordinary items), return on equity, return on assets, profit margins on contract-by-contract basis, collection of certain accounts receivable, client satisfaction results, or achievement of subsidiary business unit operating plans. Target performance may be expressed as absolute or average dollar amounts, percentages, changes in dollar amounts or changes in percentages, and may be considered on an institution-alone basis or measured against specified peer groups or companies. Notwithstanding the foregoing, the measures of financial or operational performance for determination of awards payable under the Plan to those executive officers covered under the Executive Award Feature and the calculation of the maximum amount payable and amounts actually paid to such executive officers under the Plan shall be as set forth in the Executive Award Feature of the Plan (see Section 10).

9.	Individual Factors. The Compensation Committee, in exercising discretion under the Plan on determinations of cash bonuses payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contributions.

10.	Executive Award Feature. Notwithstanding any other provision of the Plan to the contrary, any awards granted under the Plan to those individuals identified by the Compensation Committee as Section 16 “insiders” of the Company, within the meaning of Security Exchange Commission Regulations (the “Covered Executives”), for purposes of this Plan, shall be governed by the provisions of this Section 10 while such associate is a Covered Executive.
     (i) On or before the ninetieth (90th) day of each calendar year (in the case of annual-based awards or combination of annual and quarterly based awards), or on or before the twelfth (12th) day of each fiscal quarter (in the case of awards based solely on performance in such fiscal quarter) while the Plan is in effect, the Compensation Committee will (a) identify those individuals who it reasonably believes to be Covered Executives for such calendar year or fiscal quarter, (b) establish in writing the Earnings Per Share Target (as defined below) for such calendar year, (c) establish in writing the Company Operating Margin Target (as defined below) for such quarter or year, (d) establish in writing the Agreement Margin Targets (as defined below) for such quarter or year, and (e) establish in writing any other targets for the Covered Executives as specifically set forth below and as determined by the Compensation Committee and set forth in the Compensation Committee minutes (“Other Targets”) (the Earnings Per Share Target, the Company Operating Margin Target, the Agreement Margin Target, and all Other Targets to be referred to collectively as the “Executive Targets”). The Compensation Committee may elect to establish any combination of the above Executive Targets in a given quarter or year provided that any established Executive Target(s) be established on or before the end of the ninety day or twelve day period set forth above. Due to the Compensation Committee’s belief that the disclosure of the Executive Targets would adversely affect the Company, the Compensation Committee, the Covered Executives and all other directors, officers and associates who become aware of such targets shall and will treat such Executive Targets for any year or fiscal quarter as confidential. Executive Targets based on recognized accounting principles shall be determined and deemed satisfied by using the same accounting principles in effect and relied upon when such Executive Target was established.
     (ii) The Earnings Per Share Target shall be expressed as a specific target earnings per share for the Company’s common stock on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges.
     (iii) The Company Operating Margin Target shall be expressed as a target percentage reflecting the leverage of the Company’s revenue relative to the expense associated with that revenue.
 Annex - 2

     (iv) The Agreement Margin Targets shall be expressed as a dollar amount of booking margins on specified types of sales, adjusted for the costs associated with delivery of the solutions.
     (v) The Other Targets shall be determined based solely on the following list of targets:
(a)	Total shareholder return

(b)	Stock price increase

(c)	Return on equity

(d)	Return on capital

(e)	Cash flow, including collection of cash, operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital

(f)	Economic value added

(g)	Market share

(h)	Client/associate satisfaction

(i)	Revenue levels

(j)	Employee retention

(k)	Productivity measures

(l)	Diversification of business opportunities

(m)	Price to earnings ratio

(n)	Expense ratios

(o)	Total expenditures

(p)	Completion of key projects

(q)	Operating margin
     (vi) If at the end of each fiscal quarter (in the case of quarterly-based performance targets) or at the end of the fiscal year (in the case of annual-based or combination of annual and quarterly based performance targets) any of the Executive Targets established by the Compensation Committee have been met, the maximum amount payable to the Covered Executives in any calendar year shall be as follows: (a) for the Chief Executive Officer, 200% of the Chief Executive Officer’s base salary at the time the Executive Targets are established, and (b) for all other executive officers, 175% of such individual’s base salary at the time the Executive Targets are established. The Compensation Committee has discretion to reduce the amount of the bonus payable; provided, however, under no circumstances may the Compensation Committee increase the amount of the bonus payment beyond its maximum limit. The amount of the bonus reduction, if any, will depend upon a subjective bonus reduction factor, formally known as an Annual Performance Evaluation (APE) Factor, which will be determined at the Covered Executive’s end-of-the-year evaluation. This factor will range from 100% of the maximum bonus amount for demonstrated distinguished performance to 0% if performance does not satisfy the required standard.
11.	Certification. Prior to any payment to any Covered Executive of any amount accrued under Section 10 of this Plan, the Compensation Committee (or its delegated subcommittee) shall certify in writing that an Executive Target has been satisfied. For purposes of this certification, approved minutes of the Compensation Committee meeting in which the certification is made shall satisfy this Plan certification requirement.

12.	Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A or applicable judicial decisions construing section 409A, any such provision shall be void and have no effect. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A and applicable judicial decisions construing section 409A.
 Annex - 3

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2006 Annual Meeting of Shareholders: Electronic Voting Instructions
The Annual Meeting of Shareholders of Cerner Corporation (the “Company”) will be held at 10:00 a.m., local time, on May 26, 2006. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.
Please read the following information carefully.
As a participant in the Cerner Corporation Foundations Retirement Plan, you are entitled to instruct JPMorgan Chase (the “Trustee”) to vote the shares of Common Stock of the Company held by you under the Plan as of March 31, 2006. As of March 31, 2006 your Plan account reflected 123,456,789,012.000000 shares of Common Stock. The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an Associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.
There are three items for which you may vote: (i) the election of two director nominees to serve for a three-year term; (ii) the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2006; and, (iii) the re-approval of the Cerner Corporation Performance-based Compensation Plan.
Details about each of these items are provided in the 2006 Proxy Statement.
The Board of Directors recommends that you vote “for” these items.
CONTROL NUMBER: 012345678901
You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.
http://www.proxyvote.com/0012345678901
To access ProxyVote, you will need the above CONTROL NUMBER and a four digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m., EDT, May 25, 2006. The relevant supporting documentation can also be found at the following Internet sites:
2005 ANNUAL REPORT
http://www.cerner.com/public/Cerner_2.asp?id=302
2006 PROXY STATEMENT
http://www.cerner.com/public/Cerner_f2.asp?id=301
The Company’s 2005 Annual Report and its 2006 Proxy Statement may also be provided, at the participant’s request, in hard copy form. To receive a paper copy of the Company’s 2005 Annual Report and its 2006 Proxy Statement, please contact Kelly Askew at (816) 201-5515.
Once you submit your votes the process is complete and your votes will remain confidential.

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 25, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cerner Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 25, 2006. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cerner Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
CERNR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERNER CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3
		For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
		All	For All	Except
1.	Election of Directors:

01) Clifford W. Illig
	02) William B. Neaves, Ph.D.	☐	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2006.	☐	☐	☐

3.	Re-approval of the Cerner Corporation Performance-based Compensation Plan.	☐	☐	☐

(PLEASE SIGN AND DATE BELOW AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3.

In their discretion, the appointed proxies are to vote upon such other business as may properly come before the meeting which the Board of Directors does not have knowledge of a reasonable period of time before the solicitation of this proxy.

Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

	Yes	No

Please indicate if you plan to attend the 2006 Annual Meeting of Shareholders.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CERNER CORPORATION
2800 Rockcreek Parkway	PROXY
North Kansas City, Missouri 64117

This Proxy is for the 2006 Annual Meeting of Shareholders of Cerner Corporation, a Delaware corporation, to be held May 26, 2006, at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CERNER CORPORATION.

The undersigned hereby appoints Clifford W. Illig and Neal L. Patterson, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of Common Stock which the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders of Cerner Corporation to be held on May 26, 2006, and at any adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement, dated April 17, 2006, and the 2005 Annual Report to Shareholders.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE